CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer MidCap Fund:

We consent to the use in this Registration Statement of Oppenheimer MidCap Fund, of our
report dated December 16, 2004, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm" appearing in the
Statement of Additional Information.

                              KPMG LLP

Denver, Colorado
February 23, 2005